                                                                     EXHIBIT 3.1
    STATE OF DELAWARE
   SECRETARY OF STATE
 DIVISION OF CORPORATIONS
FILED 09:00 AM 03/05/1996
    960064458-2592265

                          CERTIFICATE OF INCORPORATION

                                       OF

                             StarMedia Network, Inc.

FIRST: The name of this corporation is StarMedia Network, Inc.,

SECOND: Its registered office in the State of Delaware is to be located at Three Christina Centre, 201 N. Walnut Street, Wilmington DE 19801. County of New Castle. The registered agent in charge thereof is The Company Corporation, address "same as above".

THIRD: The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total authorized capital stock of this corporation is divided into 1,500 shares of stock at NO par value.

FIFTH: The name and mailing address of the incorporator is as follows:

Regina Cephas, Three Christina Centre, 201 N. Walnut St., Wilmington DE 19801

SIXTH: The Directors shall have power to make and to alter or amend the By-Laws, to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of the Corporation.

With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have the authority to dispose, in any manner, of the whole property of this corporation.

The By-Laws shall determine whether and to what extent the accounts and books of this corporation, or any of them shall be open to the inspection of the stockholder; and no stockholder shall have any right of inspecting any account, or book or document of this Corporation, except as conferred by the law of the By-Laws, or by resolution of the stockholders.

The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside of the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

SEVENTH: Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.

I, THE UNDERSIGNED, for the purpose of forming a Corporation under the laws of the State of Delaware, do make, file and record this Certificate and do certify that the facts herein are true; and I have accordingly hereunto set my hand.


DATED: MARCH 5, 1996                    /s/ Regina Cephas

                                                           STATE OF DELAMARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 08/24/1998
                                                          981330041 - 2592265

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

StarMedia Network, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

      FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members, filed with the minutes of the Board, duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Corporation (the "Amendment"), declaring the Amendment to be advisable and calling upon the stockholders of the Corporation to give consideration thereto. The resolution setting forth the Amendments is as follows:

            RESOLVED, that the directors deem it advisable that the Certificate of Incorporation of the Corporation be amended pursuant to Section 242 of the General Corporation Law of the State of Delaware by amending Article "FOURTH" to read in ITS entirety as follows:

            FOURTH: The authorized capital stock of the Corporation consists of
            (i) 60,000,000 shares of Preferred Stock, par value $0.001 per share, and (ii) 100,000,000 shares of Common Stock, par value $0.001 per share. The Preferred Stock may be issued in one or more series at the discretion of the Board of Directors, and each series shall have such designation, preferences, rights and restrictions as the Board of Directors shall designate. The number of shares of authorized Common Stock may be increased or decreased (but not below the number then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class notwithstanding the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

      SECOND: That thereafter, in accordance with Section 228(a) of the General Corporation Law of the State of Delaware, the written consent of the necessary number of shares as required by statute were voted in favor of the Amendment.

      THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      FOURTH: That the capital of the Corporation shall not be reduced under or by reason of the Amendment.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Jack C. Chen, its authorized officer, this 24th day of August, 1998.


                                        /s/ Jack C. Chen
                                        ----------------------------------------
                                             Jack C. Chen
                                             President

                     CERTIFICATE OF DESIGNATION, PREFERENCES
               AND RIGHTS OF SERIES C CONVERTIBLE PREFERRED STOCK

                                       OF

                             STARMEDIA NETWORK, INC.

StarMedia Network, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

      That, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, by unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution providing for the designation, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the Series C Convertible Preferred Stock, which resolution is as follows:

      RESOLVED, that pursuant and subject to the provisions of Article Fourth of the Corporation's Certificate of Incorporation, as amended, there is hereby established a new series of Preferred Stock of the Corporation, consisting of 16,666,667 shares, par value $0.00l per share, designated as the Series C Convertible Preferred Stock and having those preferences, rights and restrictions as are set forth in Annex I attached hereto;

                                                        STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                    DIVISION OF CORPORATIONS
                                                    FILED 09:01 AM 08/24/1998
                                                        981330043 - 2592265

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Jack C. Chen, its authorized officer, this 24th day of August, 1998.

                                                    /s/ Jack C. Chen
                                                    ----------------
                                                    Jack C. Chen
                                                    President

                                     ANNEX I

           SERIES A, SERIES B AND SERIES C CONVERTIBLE PREFERRED STOCK

      1. Designation of Shares; Rank.

            1A. Designation. The series of Preferred Stock designated and known as "Series A Convertible Preferred Stock" shall consist of 7,330,000 shares. The series of Preferred Stock designated and known as "Series B Convertible Preferred Stock" shall consist of 8,000,000 shares. The series of Preferred Stock designated and known as "Series C Convertible Preferred Stock" shall consist of 16,666,667 shares. The Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock are collectively at times referred to herein as the "Convertible Preferred Stock."

            1B. Rank. The Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, and Series C Convertible Preferred Stock shall, with respect to dividend rights, have the entitlements set forth herein and shall, with respect to rights on liquidation, dissolution and winding up of the affairs of the Company, rank pari passu; senior to all classes of the common stock of the Company (the "Common Stock") and other equity securities of the Company hereafter issued.

      2. Voting.

            2A. General. Except as may be otherwise provided in these terms of the Convertible Preferred Stock or by law, the Convertible Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation, including, but not limited to actions amending the Certificate of Incorporation of the Corporation to increase the number of authorized shares of Common Stock. Each share of Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Convertible Preferred Stock is then convertible.

            2B. Board Size. The Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, increase the maximum number of directors constituting the Board of Directors to a number in excess of seven.

            2C. Board Seats. Notwithstanding anything to the contrary provided in the Certificate of Incorporation, if the Corporation fails or refuses, for any reason or for no reason, to redeem on the Redemption Date (as defined in paragraph 7) all of the then outstanding shares of Convertible Preferred Stock for which redemption has been requested in accordance with the terms and provisions of paragraph 7, the holders of the Convertible Preferred Stock, voting as a separate class, shall be entitled to elect a majority of the directors of the Corporation. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Convertible Preferred Stock then outstanding shall constitute a quorum of the Convertible

Preferred Stock for the election of directors to be elected solely by the holders of the Convertible Preferred Stock. A vacancy in any directorship elected by the holders of the Convertible Preferred Stock pursuant to the preceding sentence shall be filled only by vote or written consent of the holders of the Convertible Preferred Stock and a vacancy in any directorship elected by the holders of the Common Stock shall be filled only by vote or written consent of the holders of the Common Stock.

      3. Dividends. The holders of the Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock) are paid with respect to the Common Stock (treating each share of Convertible Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Convertible Preferred Stock is then convertible).

      4. Liquidation. Upon any Liquidation (as defined below) of the Corporation, the holders of the shares of Convertible Preferred Stock shall first be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Convertible Preferred Stock, to be paid, in preference to the Common Stock, the following amounts in cash: (i) in respect of each share of Series A Convertible Preferred Stock, the sum of (x) $0.50 (as adjusted for stock splits, stock dividends and the like) plus (y) an amount equal to 10% per annum on $0.50, which shall commence to accrue on the date of issuance of such shares of the Series A Convertible Preferred Stock and shall be cumulative, less (z) the aggregate amount of dividends declared and paid thereon; (ii) in respect of each share of Series B Convertible Preferred Stock, the sum of (x) $1.50 (as adjusted for stock splits, stock dividends and the like) plus (y) an amount equal to 10% per annum on $1.50, which shall commence to accrue on the date of issuance of such shares of Series B Convertible Preferred Stock and shall be cumulative, less (z) the aggregate amount of dividends declared and paid thereon; (iii) in respect of each share of Series C Convertible Preferred Stock, the sum of (x) $4.80 (as adjusted for stock splits, stock dividends and the like) plus (y) an amount equal to 10% per annum on $4.80, which shall commence to accrue on the date of issuance of such shares of Series C Convertible Preferred Stock and shall be cumulative, less (z) the aggregate amount of dividends declared and paid thereon; such amount payable with respect to one share of Convertible Preferred Stock being sometimes referred to as the "Liquidation Preference Payment" for such shares and with respect to all shares of Convertible Preferred Stock being sometimes referred to as the "Liquidation Preference Payments." If upon such Liquidation, the assets to be distributed among the holders of Convertible Preferred Stock shall be insufficient to permit payment in full to the holders of Convertible Preferred Stock of the Liquidation Preference Payments to which such holders would be entitled, then the entire assets of the Corporation to be so distributed shall be distributed among the holders of Convertible Preferred Stock in proportion to the aggregate Liquidation Preference Payments to which each such holder is entitled. Upon any Liquidation, immediately after the holders of Convertible Preferred Stock shall have been paid in full the Liquidation Preference Payments, the remaining net assets of the Corporation available for distribution shall be distributed ratably among the holders of Common Stock or other securities ranking junior to the Convertible Preferred Stock. Written notice of such Liquidation, stating a payment date, the amount of the Liquidation Preference Payments and the place where said Liquidation Preference Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than

20 days prior to the payment date stated therein, to the holders of record of Convertible Preferred Stock, such notice to be addressed to each such holder as its address as shown by the records of the Corporation. As used in this Certificate of Designation, the term Liquidation shall be deemed to include (i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or (ii) a consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger to reincorporate the Corporation in a different jurisdiction) in which the shareholders of the Corporation do not continue to hold a greater than a 50% interest in the successor entity, a transaction or series of transactions that results in the transfer of more than 50% of the voting power of the Corporation, and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets; provided, however, that for purposes of this Section 4 only, a Liquidation shall not include any of the events described in clause (ii) of the preceding sentence resulting in aggregate net proceeds to the stockholders of the Corporation a fair market value of at least $125,000,000. After the payment of the Liquidation Preference Payment with respect to any shares of Convertible Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease.

      5. Restrictions.

            5A. Series Voting. At any time when shares of Series A
Convertible Preferred Stock, Series B Convertible Preferred Stock or Series C Convertible Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, the Corporation will not, without the prior written consent of the holders of a majority of the then outstanding shares of such series of Convertible
Preferred Stock so affected, voting separately as a series, (i) amend, alter or repeal (whether by merger, consolidation, combination, reclassification or otherwise) any of the provisions of the Certificate of Incorporation of the Corporation (including, without limitation, the provisions of this Amended and Restated Certificate of Incorporation) or any of the bylaws of the Corporation in a manner that would disproportionately adversely affect the preferences, rights or powers, including, without limitation, the liquidation preference, of such series of Convertible Preferred Stock, or (ii) create or authorize the creation of any additional class or series of shares of stock or rights to acquire stock that ranks senior to or pari passu with such series of Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of such series of Convertible Preferred Stock, or increase the authorized amount of any additional class or series of shares of stock that ranks senior to or pari passu with such series of Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create or authorize any obligation or security convertible into shares of a series of Convertible Preferred Stock or into shares of any other class or series of stock that ranks senior to or pari passu with such series of the Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation, authorization or increase shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise, except to the extent a majority of the Board of Directors of the Corporation, such majority to include a majority of the directors not designated in whole or in part by the holders of Common Stock, has approved any of the foregoing.

            5B. Class Voting. At any time when shares of Convertible Preferred Stock are outstanding (except in the case of Section 5B(1) below, which shall apply so long as at least 8,500,000 shares of Convertible Preferred Stock remain outstanding), except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, without the approval of the holders of a majority of the then outstanding shares of Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class, the Corporation will not:

                  5B(1). Consent to any Liquidation, or permit any subsidiary to enter into any Liquidation (other than a merger of any subsidiary with or into any other subsidiary or the Corporation or the sale or other disposition of all or substantially all of the assets of any subsidiary to any other subsidiary or to the Corporation);

                  5B(2). Purchase or set aside any sums for the purchase of or pay any dividend or make any distribution on, any shares of stock other than the Convertible Preferred Stock, except for (x) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (y) the purchase of all of the shares of Common Stock held either by a stockholder of the Corporation or by a former employee of the Corporation upon termination of his or her employment who acquired such shares directly from the Corporation, any such purchases under this clause (y) not to exceed $300,000 per annum in the aggregate for all such purchases by the Corporation, provided, that such purchases in excess of such amount may be made if approved by a majority of the directors of the Corporation designated solely by certain holders of Convertible Preferred Stock.

                  5B(3). Redeem or otherwise acquire any shares of Convertible Preferred Stock except as expressly authorized in paragraph 7 hereof or pursuant to a purchase offer made pro rata to all holders of the shares of Convertible Preferred Stock on the basis of the aggregate number of outstanding shares of Convertible Preferred Stock then held by each such holder.

      6. Conversions. The holders of shares of Convertible Preferred Stock shall have the following conversion rights.

            6A. Right to Convert. Subject to the terms and conditions of this paragraph 6, the holder of any share or shares of Convertible Preferred Stock shall have the right, at its option at any time, to convert any such shares of Convertible Preferred Stock (except that upon any Liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Convertible Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Convertible Preferred Stock so to be converted by $0.50 in the case of each share of Series A Convertible Preferred Stock, $1.50 in the case of each share of Series B Convertible Preferred Stock and $4.80 in the case of each share of Series C Convertible Preferred Stock and (ii) dividing the result by the conversion price of $0.50 per share in the case of each share of Series A Convertible Preferred Stock, $1.50 in the case of each share of Series B Convertible Preferred Stock and $4.80 in the case of each share of Series C Convertible Preferred Stock or, in case an adjustment of such price has taken place pursuant to the further provisions of this paragraph 6, then by the conversion price as last adjusted and in effect at the date any share or shares of Convertible Preferred Stock are surrendered for conversion (each such price, or such price as last adjusted, being referred to as the "Series A Conversion Price," "Series B Conversion Price" or "Series C Conversion Price", as the case may be, and collectively as the "Series Conversion Prices"). Such rights of conversion shall be exercised by the holder thereof by giving written notice to the Corporation that the holder elects to convert a stated number of shares of Series A Convertible Preferred Stock and/or Series B Convertible Preferred Stock, as the case may be, into Common Stock together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued, and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice.

            6B. Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in subparagraph 6A and surrender of the certificate or certificates for the share or shares of Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the applicable Series Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and a such time the rights of the holder of such share or shares of Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

            6C. Fractional Shares; Dividends Partial Conversion. No fractional shares shall be issued upon conversion of Convertible Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. As the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends declared and unpaid on the shares of Convertible Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph 6B. In case the number of shares of Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 6A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 6C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Convertible Preferred Stock for conversion an amount in cash equal to she current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

            6D. Adjustment of Price Upon Issuance of Common Stock. Except as provided in subparagraph 6E, if and whenever the Corporation shall issue or sell, or is, in accordance with paragraphs 6D(1) through 6D(7), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than a Series Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, such Series Conversion Price shall be reduced to the price determined by dividing (i) an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Series Conversion Price and (b) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale.

      For purposes of this subparagraph 6D, the following subparagraphs 6D(l) to 6D(7) shall also be applicable:

                  6D(1). Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than a Series Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph 6D(3), no adjustments of a Series Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                  6D(2). Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible

Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than a Series Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph 6D(3), no adjustment of a Series Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of Series Conversion Prices have been or are to be made pursuant to other provisions of this subparagraph 6D, no further adjustment of a Series Conversion Prices shall be made by reason of such issue or sale.

                  6D(3). Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph 6D(l), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 6D(1) or 6D(2), or the rate at which Convertible Securities referred to in subparagraph 6D(l) or 6D(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Series Conversion Prices in effect at the time of such event shall forthwith be readjusted to the Series Conversion Prices which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Series Conversion Prices then in effect hereunder shall forthwith be increased to the Series Conversion Prices which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

                  6D(4). Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation (other than the Common Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

                  6D(5). Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concession paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than


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

cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

                  6D(6). Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  6B(7). Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this subparagraph 6D.

            6E. Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of a Series Conversion Price in the case of the issuance from and after the date of filing of these terms of the Convertible Preferred Stock of up to an aggregate of 8,000,000 shares (appropriately adjusted to reflect the occurrence of any event described in subparagraph 6F) of Common Stock to directors, officers, employees or consultants of the Corporation, in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation (collectively, "Qualified Recipients"), which shares may be issued to Qualified Recipients either directly or upon exercise of options, and such additional number of shares to be issued to Qualified Recipients as may be approved by a majority of the directors designated by holders of Convertible Preferred Stock.

            6F. Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Series Conversion Prices in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Series Conversion Prices in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to subparagraph 6D(4) by reason thereof.

            6G. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such any that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Series Conversion Prices) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

            6H. Notice of Adjustment. Upon any adjustment of any or all of the Series Conversion Prices, then and in each such case the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of shares of Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as the case may be, resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

            6I. Other Notices. In case at any time:

                  (1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                  (2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                  (3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation; or

                  (4) there shall be a Liquidation;

then, in any one or more of said cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of any shares of Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case


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

of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

            6J. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the lowest of (i) the Series A Conversion Price, (ii) the Series B Conversion Price and (iii) the Series C Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of either Series Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation.

            6K. No Reissuance of Convertible Preferred Stock. Shares of Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

            6L. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Convertible Preferred Stock which is being converted.

            6M. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Convertible Preferred Stock in any manner which interferes with the timely conversion of such Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

            6N. Definition of Common Stock. As used in this paragraph 6, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $0.001 per share, as constituted on the date of filing of these terms of the Convertible Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter author-ized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Convertible Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 6G.

            6O. Mandatory Conversion. If at any time the Corporation shall have consummated an underwritten public offering of shares of Common Stock conducted by a nationally recognized reputable underwriter in which (i) the aggregate price paid for such shares by the public shall be at least $30,000,000 and (ii) the price paid by the public for such shares shall be at least $7.00 per share (appropriately adjusted to reflect the occurrence of any event described in subparagraph 6F), then effective upon the closing of the sale of such shares by the Corporation pursuant to such public offering, all outstanding shares of Convertible Preferred Stock shall automatically convert to shares of Common Stock on the basis set forth in this paragraph 6. Holders of shares of Convertible Preferred Stock so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates to the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to subparagraph 6C. Until such time as a holder of shares of Convertible Preferred Stock shall surrender his or its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof

      7. Redemption. The shares of Convertible Preferred Stock shall be redeemed as follows:

            7A. Optional Redemption. On August 31, 2005 (the "Redemption Date"), at the holder's request, the Corporation shall redeem any or all of the shares of Convertible Preferred Stock held by such holder on the Redemption Date.

            7B. Redemption Price and Payment. The Convertible Preferred Stock to be redeemed on the Redemption Date shall be redeemed by paying for each share in cash an amount equal to $.50 per share in the case of the Series A Convertible Preferred Stock, $1.50 per share in the case of the Series B Convertible Preferred Stock and $4.80 per share in the case of the Series C Convertible Preferred Stock plus, in the case of each share, an amount equal to all dividends declared but unpaid thereon computed to the Redemption Date, such amount being referred to as the "Redemption Price." Such payment shall be made in full on the Redemption Date to the holders entitled thereto.

            7C. Redemption Mechanics. At least 20 but not more than 30 days prior to the Redemption Date, written notice (the "Redemption Notice") shall be given by the Corporation by delivery in person, certified or registered mail, return receipt requested,


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

telecopier or telex, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Convertible Preferred Stock notifying such holder of the Redemption and specifying the Redemption Price, the Redemption Date and the place where said Redemption Price shall be payable. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Corporation. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Convertible Preferred Stock (except the right to receive the Redemption Price) shall cease with respect to those shares that have been redeemed, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Convertible Preferred Stock on the Redemption Date are insufficient to redeem the total number of outstanding shares of Convertible Preferred Stock for which redemption has been requested, then, to the extent funds are legally available, such funds shall be distributed among the holders of Convertible Preferred Stock in proportion to the total number of shares of Convertible Preferred Stock held by each such holder, and upon payment in full to holders of any series of Convertible Preferred Stock of the full Redemption Price to which such holders are entitled, then the remaining legally available funds shall be distributed ratably among each holder of any series of Convertible Preferred Stock that shall not have received full payment of the Redemption Price to which holders of such series were entitled. The shares of Convertible Preferred Stock for which redemption is requested, but that are not redeemed, shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Convertible Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to pay the balance of such redemption amount, or such portion thereof for which funds are then legally available, on the basis set forth above.

            7D. Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Convertible Preferred Stock redeemed pursuant to this paragraph 7 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Convertible Preferred Stock.


                                       12